SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the registrant /x/
Filed by a party other than the registrant / /

Check the appropriate box:

/ / Preliminary proxy statement
/x/ Definitive proxy statement
/ / Definitive additional materials
/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            COMPUTER PRODUCTS, INC.
                (Name of Registrant as Specified in Its Charter)

                            COMPUTER PRODUCTS, INC.
                  (Name of Persons(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/x/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transactions apply:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
     (2) Form, schedule or registration statement no.:
     (3) Filing party:
     (4) Date filed:

                            COMPUTER PRODUCTS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON THURSDAY, APRIL 27, 1995

To the Stockholders:

     The Annual Meeting of the Stockholders of Computer Products, Inc. (the 'Company') will be held on Thursday, April 27, 1995, at 10:00 A.M., local time, at the Deerfield Beach Hilton, 100 Fairway Drive, Deerfield Beach, Florida, for the following purposes:

        1. To elect seven directors to hold office until the Annual Meeting of Stockholders in 1996 and until their respective successors have been duly elected and qualified; and

        2. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on March 1, 1995 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders (the 'Meeting'). Only stockholders of record at the close of business on such date will be entitled to notice of, and to vote at, the Meeting and any adjournment(s) thereof.

                                          By Order of the Board of Directors

                                          RICHARD J. THOMPSON
                                          SECRETARY

March 15, 1995

     YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE WHICH HAS BEEN PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE YOUR RIGHT TO VOTE YOUR SHARES IN PERSON.

                                PROXY STATEMENT

                            COMPUTER PRODUCTS, INC.
                          7900 GLADES ROAD, SUITE 500
                           BOCA RATON, FLORIDA 33434

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 27, 1995

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Computer Products, Inc., a Florida corporation (the 'Company'), to be voted at the 1995 Annual Meeting of Stockholders (the 'Meeting') and at any adjournment(s) thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Meeting is to be held on April 27, 1995, at the Deerfield Beach Hilton, 100 Fairway Drive, Deerfield Beach, Florida at 10:00 A.M., local time.

     The principal executive offices of the Company are located at 7900 Glades Road, Suite 500, Boca Raton, Florida 33434 (telephone no. 407-451-1000). The enclosed proxy and this proxy statement are being first sent to stockholders of the Company on or about March 15, 1995.

SOLICITATION AND REVOCATION

     Proxies in the form enclosed are solicited by, or on behalf of, the Board of Directors. The persons named in the proxy have been designated as proxies by the Board of Directors. If a quorum consisting of the holders of a majority of the outstanding shares of common stock, $.01 par value, of the Company (the 'Common Stock'), is present at the Meeting, in person or by proxy, the affirmative vote of the holders of a plurality of the shares present at the Meeting and entitled to vote will be required to act on the election of directors and to act on all other matters to come properly before the Meeting. Abstentions and shares of record held by a broker or nominee ('Broker Shares') that are voted on any matter will be included in determining the existence of a quorum and will be counted in determining whether a proposal has been approved. Broker Shares that are not voted on any matter are treated as shares as to which voting power has been withheld by the beneficial owners of such shares and, therefore, as shares not entitled to vote on the proposal and will not be included in determining the existence of a quorum. Non-voted Broker Shares will therefore not have an effect on the outcome of the election of the seven nominees for directors or any other proposal to come before the Meeting.

     Shares represented by properly executed proxies received by the Company will be voted at the Meeting in the manner specified therein or, if no specification is made, will be voted 'FOR' the election of all of the nominees for directors named herein. In the event that any other matters are properly presented at the Meeting for action, the persons named in the proxy will vote the proxies (which confer authority upon them to vote on any such matters) in accordance with their best judgment. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time before it is exercised by written notification delivered to the Secretary of the Company, by voting in person at the Meeting, or by executing another proxy bearing a later date. Attendance by a stockholder at the Meeting does not alone serve to revoke his or her proxy.

     The solicitation of proxies will be made by mail and, in addition, may be made by directors, officers and employees of the Company, personally or by telephone or telegraph. Brokers, nominees and fiduciaries will be reimbursed for their out-of-pocket and clerical expenses in transmitting proxies and related material to beneficial owners. The costs of soliciting proxies will be borne by the Company. The Company has also retained D.F. King & Co. to assist in soliciting proxies for a fee of approximately $5,000 plus reimbursement of out-of-pocket expenses.

ANNUAL REPORT

     The Company's Annual Report to Stockholders for the fiscal year ended December 30, 1994, which contains audited financial statements, is being mailed with this Proxy Statement to all persons who were stockholders of record as of the close of business on March 1, 1995.

RECORD DATE; OUTSTANDING SHARES

     The Board of Directors has fixed the close of business on March 1, 1995 as the record date for the determination of stockholders of the Company who are entitled to receive notice of, and to vote at, the Meeting. At the close of business on that date, an aggregate of 20,421,902 shares of Common Stock were issued and outstanding, each of which is entitled to one vote on each matter to be voted upon at the Meeting. The Company's stockholders do not have cumulative voting rights. The Company has no other class of voting securities entitled to vote at the Meeting.

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of the close of business on March 1, 1995, information as to those stockholders which are known by the Company to beneficially own more than 5% of its outstanding Common Stock (based solely upon filings by each of said holders with the Securities and Exchange Commission on
Schedule 13D or Schedule 13G):

                                                                               NUMBER OF SHARES         PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                           BENEFICIALLY OWNED(1)    COMMON STOCK
- - ------------------------------------                                           ---------------------    ------------
Heartland Advisors, Inc.
  790 N. Milwaukee Street
  Milwaukee, Wisconsin.......................................................        2,495,500              12.2%

Brinson Holdings, Inc.(2)
Brinson Partners, Inc.(2)
Brinson Trust Company(2)
  209 S. LaSalle Street
  Chicago, Illinois..........................................................        2,226,700              10.9%

FMR Corp.(3)
  82 Devonshire Street
  Boston, Massachusetts......................................................        2,192,317              10.7%

RCM Capital Management(4)
RCM Limited L.P.(4)
RCM General Corporation(4)
RCM Capital Funds, Inc.(4)
  Four Embarcadero Center
  Suite 2900
  San Francisco, California..................................................        2,007,000               9.8%

David L. Babson & Company, Inc.(5)
  One Memorial Drive
  Cambridge, Massachusetts...................................................        1,441,500               7.1%

- - ------------------------
(1) Beneficial ownership, as reported in the above table, has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power.

                                       2

(2) Brinson Partners, Inc. ('BPI'), a Delaware corporation, is a wholly-owned subsidiary of Brinson Holdings, Inc. ('BHI'), a Delaware corporation; Brinson Trust Company ('BTC'), an Illinois corporation, is a wholly-owned subsidiary of BPI. BPI directly holds 954,073 shares and BTC directly holds 1,272,627 shares. BPI may be deemed to beneficially own the shares held by BTC, through its ownership of BTC. BHI may be deemed to beneficially own the shares owned by BPI and BTC through its ownership of BPI, which in turn owns
   BTC.

(3) FMR Corp. ('FMR') has sole dispositive power with respect to such shares, which are beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR and an investment advisor to several registered investment companies (the 'Funds'). One of the Funds, Fidelity Convertible Securities Fund, beneficially owns 1,742,917 shares of the Company's Common Stock, as to which the Board of Trustees of the Funds has sole voting power.

(4) RCM Capital Management ('RCM') is a registered investment advisor which directly and beneficially owns 2,007,000 shares of Common Stock, with sole dispositive power over all of such shares and with sole voting power over 1,777,000 of such shares. In its capacity as investment adviser, RCM may have discretionary authority to dispose of or to vote securities that are under its management, and as a result may be deemed to beneficially own such securities. However, RCM does not have any economic interest in such securities; clients are the actual owners of the 2,007,000 shares and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. RCM Limited L.P. ('RCM
    Limited') is the general partner of RCM and RCM General Corporation ('RCM General') is the general partner of RCM Limited. RCM Limited and RCM General may be deemed to have beneficial ownership of the securities managed by RCM. RCM serves as investment manager for the RCM Growth Equity Fund and the RCM Small Cap Fund, two series of the RCM Capital Funds, Inc. (the 'RCM Funds'). As of December 31, 1994, the RCM Funds held 1,177,000 shares of the Company's Common Stock (which shares are included in the shares as to which RCM is deemed to have beneficial ownership). All these shares were held by the RCM Small Cap Fund.

(5) David L. Babson & Co., Inc. ('Babson') is a registered investment advisor which has sole dispositive power with respect to such shares and sole voting power with respect to 1,173,000 of such shares.


OWNERSHIP BY MANAGEMENT

     The following table sets forth, as of the close of business on March 1, 1995, information concerning beneficial ownership of the Common Stock of the Company by each director and nominee for election as a director of the Company, the Named Executives, as defined below, who are currently serving as executive officers, and all directors and current executive officers as a group (based upon information furnished by such persons):

                                                                              NUMBER OF SHARES           PERCENT OF
NAME                                                                         BENEFICIALLY OWNED(1)(2)    COMMON STOCK
- - ----                                                                        ------------------------    ------------
John N. Lemasters..........................................................          1,073,100                5.0%
Bert Sager.................................................................            365,546(3)             1.8%
Joseph M. O'Donnell........................................................            235,000(4)             1.2%
Stephen A. Ollendorff......................................................            125,355                  *
Phillip A. O'Reilly........................................................            121,721                  *
J. Earl Templeton..........................................................            110,087                  *
Edward S. Croft, III.......................................................             88,317(5)               *
Richard J. Thompson........................................................             68,339(6)               *
Louis R. DeBartelo.........................................................             10,062                  *
Robert J. Aebli............................................................              7,906                  *
Salvatore R. Provanzano....................................................              7,500                  *
Directors and executive officers
as a group (13 persons)....................................................          2,315,933               10.4%

- - ------------------------
 *  Represents less than one (1%) percent.

(1) Beneficial ownership, as reported in the above table, has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power.

(2) Includes the following shares that may be acquired upon the exercise of options within 60 days of March 1, 1995: Mr. Lemasters - 1,000,000; Mr. Sager - 84,755; Mr. O'Donnell - 185,000; Mr. Ollendorff - 84,755; Mr. O'Reilly - 71,721; Mr. Templeton - 84,755; Mr. Croft - 84,755; Mr. Thompson
    - 46,667; Mr. DeBartelo - 5,000; Mr. Aebli - 7,500; Mr. Provanzano - 7,500;
    and all directors and executive officers as a group (13 persons) -
    1,758,408.

                                       3

(3) Includes 23,040 shares which are owned of record by Mr. Sager's wife, with respect to which Mr. Sager disclaims beneficial ownership; also includes 21,621 shares which are issuable upon conversion of certain of the Company's 9 1/2% Convertible Subordinated Debentures due May 1997 ('Debentures') held by Mr. Sager.

(4) Does not include options to purchase 265,000 shares of Common Stock which become exercisable in July 2003, except that 135,000 of such options will become immediately exercisable if and when the Fair Market Value (as defined in the Stock Option Agreement between the Company and Mr. O'Donnell, dated June 29, 1994) of the Common Stock equals or exceeds $5.38 per share, and except that options to purchase the remaining 130,000 shares will become immediately exercisable when the Fair Market Value of the Common Stock equals or exceeds $7.50 per share.

(5) Includes 2,162 shares which are issuable upon conversion of certain Debentures held by Mr. Croft.

(6) Includes 4,324 shares which are issuable upon conversion of certain Debentures held by Mr. Thompson.

                             ELECTION OF DIRECTORS

     The entire Board of Directors is to be elected at the Meeting. The maximum number of directors is set by the Company's By-laws at 12; however, by resolution, the number of directors is presently set at seven. The seven persons listed below, all of whom have consented to being named in this Proxy Statement and to serving if elected, have been nominated to serve as directors of the Company until the annual meeting of stockholders to be held in 1996 and until their respective successors have been duly elected and qualified. All of the nominees are currently directors of the Company and each, with the exception of Joseph M. O'Donnell, was elected by the stockholders at the Company's 1994 annual meeting of stockholders. Mr. O'Donnell was elected to the Board on July 26, 1994 by the Board of Directors.

     Proxies in the accompanying form will be voted at the Meeting in favor of the election of each of the nominees listed on the accompanying form of proxy, unless authority to do so is withheld as to an individual nominee or nominees or all nominees as a group. Proxies cannot be voted for a greater number of persons than the number of nominees named. In the unexpected event that any of such nominees should become unable to or for good cause will not serve, proxies may be voted for the election of substitute nominees. Directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote thereon who are present at the Meeting in person or by proxy.

     Set forth below is certain information with respect to each nominee for election as a director of the Company at the Meeting:

                                              YEAR OF
                                               FIRST
                                             ELECTION                      PRINCIPAL OCCUPATIONS
                                AGE            AS A                       DURING PAST FIVE YEARS;
NAME                      (AS OF 3/1/95)     DIRECTOR                       OTHER DIRECTORSHIPS
- - ----                      ---------------    ---------  -----------------------------------------------------------
Joseph M. O'Donnell             48             1994     Since July 1994, Chief Executive Officer and President of
                                                          the Company; from March 1994 to June 1994 and from
                                                          October 1992 to September 1993, Managing Director of
                                                          O'Donnell Associates, a consulting firm; from October
                                                          1993 to February 1994, Chief Executive Officer of Savin
                                                          Corporation, an office products distributor; from June
                                                          1990 to September 1992, President and Chief Executive
                                                          Officer of Go/Dan Industries, a manufacturer of
                                                          automotive parts; from 1988 to June 1990, Group Vice
                                                          President of Handy & Harman, a manufacturer of electronic
                                                          components; director of Cincinnati Microwave, Inc., a
                                                          manufacturer of consumer electronics, and director of
                                                          V-Band Corporation, a manufacturer of computer systems.

                                              YEAR OF
                                               FIRST
                                             ELECTION                      PRINCIPAL OCCUPATIONS
                                AGE            AS A                       DURING PAST FIVE YEARS;
NAME                      (AS OF 3/1/95)     DIRECTOR                       OTHER DIRECTORSHIPS
- - ----                      ---------------    ---------  -----------------------------------------------------------
John N. Lemasters               61             1988     Since July 1994, a consultant to the Company; from March
  (1)(2)                                                  1988 until July 1994, Chairman of the Board and Chief
                                                          Executive Officer and, until July 1992, President of the
                                                          Company; from April 1987 to March 1988, President of
                                                          Lemasters & Associates, a consulting firm; from 1985 to
                                                          1987, President and Chief Executive Officer of Contel
                                                          Corporation, a provider of information services; director
                                                          of Augat, Inc., a manufacturer of electromechanical
                                                          components and of Dialogic, Inc., a supplier of computer
                                                          products to the telephone call-processing market.

Bert Sager                      69             1968     Since 1949, a practicing attorney; director of Acorn
  (1)(2)(3)                                               Venture Capital Corporation, a registered business
                                                          development company, and Windmere Corporation, a
                                                          manufacturer of personal care products.

J. Earl Templeton               79             1978     Retired executive for more than the past five years; former
  (1)(2)(3)                                               Executive Vice President and Chief Operating Officer of
                                                          the Company and Corporate Vice President and Group Vice
                                                          President of Illinois Tool Works, Inc.; director of Acorn
                                                          Venture Capital Corporation.

Edward S. Croft, III            52             1980     Since 1983, Managing Director of The Robinson-Humphrey
  (1)(2)(3)                                               Company, Inc., an investment banking firm.

Stephen A. Ollendorff           56             1984     Practicing attorney for more than the past five years;
  (1)(2)(3)                                               since December 1990, Of Counsel to Hertzog, Calamari &
                                                          Gleason; from 1983 to present, Vice President then
                                                          President, Chief Executive Officer and director of Acorn
                                                          Venture Capital Corporation.

Phillip A. O'Reilly             68             1988     Since January 1, 1989, retired executive; from 1979 to
  (1)(2)(3)                                               December 31, 1988, President (then Chairman) and Chief
                                                          Executive Officer of Houdaille Industries, Inc., a
                                                          manufacturer of industrial products.

- - ------------------------
(1) Member of the Audit Committee.

(2) Member of the Compensation and Stock Option Committee.

(3) Member of the Nominating Committee.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE 'FOR' THE ELECTION OF THE SEVEN NOMINEES NAMED ABOVE AS DIRECTORS OF THE COMPANY.

BOARD OF DIRECTORS; COMMITTEES OF THE BOARD

     The Board of Directors met 14 times during fiscal 1994 and acted twice by unanimous written consent. During fiscal 1994, no director attended fewer than 75% of the total number of meetings of the Board and of the committees of the Board on which he served. The Board has established three standing committees, which consist of a Compensation and Stock Option Committee, an Audit Committee and a Nominating Committee. The current functions of such committees are as follows:

     The Compensation and Stock Option Committee, which held five meetings during fiscal 1994, sets and approves salary levels of all corporate officers and has primary responsibility for the administration of the Company's 1981 Stock Option Plan and 1990 Performance Equity Plan (the 'Equity Plan'), including primary responsibility for the granting of options thereunder. See 'Compensation and Stock Option Committee Report on Executive Compensation' below. The Chairman of this Committee is Phillip A. O'Reilly.

     The Audit Committee, which held three meetings during fiscal 1994, reviews the internal and external audit functions of the Company and makes recommendations to the Board of Directors with respect thereto. It also has primary responsibility for the formulation and development of the auditing policies and procedures of the Company, and for making recommendations to the Board of Directors with respect to the selection of the Company's independent auditing firm. The Chairman of this Committee is Edward S. Croft, III.

     The Nominating Committee, which did not hold any meetings during fiscal 1994, recommends nominees to fill vacancies on the Board and will consider responsible recommendations by the Company's stockholders of candidates to be nominated as directors of the Company. The Nominating Committee met early in fiscal 1995 to discuss the current nominees to the Board. All such recommendations must be in writing and addressed to the Secretary of the Company. By accepting a stockholder recommendation for consideration, the Nominating Committee does not undertake to adopt or take any other action concerning the recommendation or to give the proponent its reasons for any action or failure to act. The Chairman of this Committee is Bert Sager.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Stock Option Committee consists of Bert Sager, J. Earl Templeton, Edward S. Croft, III, Stephen A. Ollendorff, Phillip A. O'Reilly and John N. Lemasters. It is not expected that Messrs. Croft and Ollendorff will continue to serve on the Compensation and Stock Option Committee following the Meeting. None of the Committee members are executive officers of the Company, however, Mr. Templeton formerly served as Executive Vice President of the Company and Mr. Lemasters formerly served as Chairman of the Board and Chief Executive Officer and, prior to that, as President of the Company. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served on the Board of the Company. Mr. Ollendorff is Of Counsel to the law firm of Hertzog, Calamari & Gleason which acts as counsel for the Company. Mr. Croft is Managing Director of The Robinson-Humphrey Company, Inc. which provides various investment banking services to the Company. In addition, Bert Sager, a director of the Company, is a partner in the law firm Bert Sager, Esq. which provided limited legal services to the Company in fiscal 1994.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company ('Outside Directors') are compensated for their services by payment of an annual fee of $12,000 plus $1,000 per day for each Board meeting attended and

$750 per day for each committee meeting attended (with a maximum payment of $1,750 per day for attendance at meetings of the Board and committees of the Board).

     During fiscal 1994, options to purchase 10,000 shares of Common Stock, at an exercise price of $2.6875 per share, were granted by the Company to each of the Outside Directors pursuant to the Company's 1990 Outside Directors' Stock Option Plan. Under such plan, each Outside Director is automatically granted an option, exercisable over 10 years, to purchase 10,000 shares of Common Stock each time that such person is elected or re-elected by the stockholders to serve as a director of the Company.

     Outside Directors who have served for five or more years are entitled to receive certain annual benefits under the Company's Outside Directors' Retirement Plan. The annual benefits are based upon the number of years served and the annual retainer at the time of retirement.

LOANS TO MANAGEMENT

     On October 5, 1994, the Company granted an extension on a loan made by the Company in April 1993 to Louis R. DeBartelo, President of the Company's North American Power Conversion Division, and his wife. The original loan, in amount of $144,000, was made in connection with relocation expenses incurred by Mr. and Mrs. DeBartelo. In exchange for such loan, Mr. and Mrs. DeBartelo issued a promissory note (the 'DeBartelo Note') in favor of the Company bearing annual interest at the prime rate as published in the WALL STREET JOURNAL and payable on October 5, 1993, with installments of principal and interest payable monthly thereon. Since October 5, 1993, however, the Company has extended the DeBartelo Note for additional six-month periods and the amount due on the DeBartelo Note has been reduced to $130,833.53. The DeBartelo Note is currently due and payable on April 5, 1995, subject to further extension at the option of the Company.

     On February 14, 1995, Joseph M. O'Donnell, President and Chief Executive Officer of the Company, issued a promissory note in favor of the Company in the amount of $115,000 (the 'O'Donnell Note'). The Company loaned such amount to Mr. O'Donnell in connection with relocation expenses incurred by Mr. O'Donnell, pursuant to the terms of his employment agreement, dated June 29, 1994. See 'Executive Compensation--Employment and Termination Arrangements.' The O'Donnell
Note is interest-free and is due and payable on February 14, 1996.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information for the fiscal years ended December 30, 1994, December 31, 1993 and January 1, 1993 respecting compensation earned by the Chief Executive Officer serving at the end of fiscal 1994, the Chief Executive Officer serving during fiscal 1994 but not at the end of such year and the other four most highly compensated executive officers (over $100,000) of the Company serving at the end of fiscal 1994 (the 'Named Executives'), in all capacities in which they served.

                                                                                        LONG-TERM
                                                          ANNUAL COMPENSATION          COMPENSATION
                                              ---------------------------------------- ------------
                                                                                        SECURITIES
                                                                     OTHER ANNUAL       UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR      SALARY($) BONUS($)(2) COMPENSATION($)(3) OPTIONS(#)(4) COMPENSATION($)
- - ---------------------------         ----      --------- ----------- ------------------ ------------  ---------------
Joseph M. O'Donnell                  1994      105,770     65,693         14,517(5)       450,000        18,822(6)
  Chief Executive Officer(1)

John N. Lemasters                    1994      175,000    110,364         14,700              -0-       155,390(7)
  Chairman of the Board              1993      300,000     37,550         11,250              -0-         9,472
  and Chief Executive Officer(1)     1992      311,539    101,236            -0-              -0-         3,332

Richard J. Thompson                  1994      150,850     76,435            -0-           20,000         6,347(8)
  Vice President--Finance,           1993      144,519     14,550            -0-              -0-         4,497
  Chief Financial Officer,           1992      143,339     73,665         19,030(9)        20,000         3,333
  Secretary and Treasurer

Louis R. DeBartelo                   1994      157,226     55,090         69,352(10)       15,000         5,353(11)
  President                          1993      145,000     51,214            -0-              -0-         4,506
  North American Power               1992      140,000     66,389            -0-              -0-         2,148
  Conversion Division

Robert J. Aebli                      1994      140,000     43,701         39,016(12)          -0-         7,933(13)
  President--Heurikon                1993(14)    8,077     13,500            -0-           30,000            97
  Corporation

Salvatore R. Provanzano              1994      132,723     70,750          5,129(15)          -0-         6,145(16)
  President of RTP Corp.             1993(14)   10,385      3,425            -0-           30,000           139

- - ------------------------
 (1) Mr. Lemasters retired as Chairman of the Board and Chief Executive Officer of the Company, and Mr. O'Donnell was elected to replace him as Chief Executive Officer in July 1994. Mr. Lemasters remains a director of the Company.

 (2) Includes amounts awarded under the Executive Incentive Plan (the 'Incentive Plan') to each of the Named Executives and, for Messrs. Aebli and Provanzano, starting bonuses of $10,000 for fiscal 1993 and 1994, respectively.

 (3) Represents reimbursement by the Company for payment of taxes by the Named Executives.

 (4) Represents options awarded under various stock option plans. See '--Stock Option Grants in Last Fiscal Year.'

 (5) Represents a payment by the Company to reimburse Mr. O'Donnell for expenses related to his relocation.

 (6) Includes insurance premiums paid by the Company in the amount of $12,917 with respect to two life insurance policies for the benefit of Mr. O'Donnell, including a whole-life policy and a hybrid policy. Also includes premiums paid by the Company with respect to medical insurance for the benefit of Mr. O'Donnell and $5,000 in legal fees paid by the Company on behalf of Mr. O'Donnell in connection with Mr. O'Donnell's employment agreement.

 (7) Includes a contribution in the amount of $2,772 by the Company to the Company's 401(k) plan for the benefit of Mr. Lemasters, $27,618 of insurance premiums paid by the Company with respect to term life insurance and health insurance for the benefit of Mr. Lemasters and $125,000 in fees paid to Mr. Lemasters for consulting services to the Company from July 1994 through December 1994.

 (8) Includes a contribution in the amount of $2,772 by the Company to the Company's 401(k) plan for the benefit of Mr. Thompson, and also includes insurance premiums in the amount of $3,575 paid by the Company with respect to term life insurance and health insurance for the benefit of Mr. Thompson.

 (9) Represents payment to cover certain tax liabilities.

(10) Represents a payment by the Company to reimburse Mr. DeBartelo for expenses related to his relocation.

                                       9

(11) Includes a contribution in the amount of $704 by the Company to the Company's 401(k) plan for the benefit of Mr. DeBartelo, and also includes insurance premiums in the amount of $4,649 paid by the Company with respect to term life insurance and health insurance for the benefit of Mr. DeBartelo.

(12) Also includes a payment by the Company in the amount of $37,798 to reimburse Mr. Aebli for expenses related to his relocation.

(13) Includes a contribution in the amount of $2,431 by the Company to the Company's 401(k) plan for the benefit of Mr. Aebli, and also includes insurance premiums in the amount of $5,502 paid by the Company with respect to term life insurance and health insurance for the benefit of Mr. Aebli.

(14) Messrs. Aebli and Provanzano became employed by the Company in November
     1993.

(15) Represents a payment by the Company to reimburse Mr. Provanzano for expenses related to his relocation.

(16) Includes a contribution in the amount of $2,126 by the Company to the Company's 401(k) plan for the benefit of Mr. Provanzano, and also includes insurance premiums in the amount of $4,019 paid by the Company with respect to term life insurance and health insurance for the benefit of Mr. Provanzano.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning stock options granted to the Named Executives in fiscal 1994.

                                                             PERCENTAGE OF
                                       NUMBER OF             TOTAL OPTIONS
                                       SECURITIES            GRANTED TO        EXERCISE
                                       UNDERLYING            EMPLOYEES IN      PRICE PER    EXPIRATION    GRANT DATE PRESENT
NAME                                   OPTIONS GRANTED(#)    FISCAL YEAR(%)    SHARE($)     DATE          VALUE($)(1)
- - ----                                   ------------------    --------------    ---------    ----------    -------------------
Joseph M. O'Donnell..................        400,000(2)           73.8           2.6875       6/29/04           664,078
                                              50,000(3)            9.2           3.0625       8/11/99            77,794

John N. Lemasters....................            N/A               N/A              N/A           N/A               N/A

Richard J. Thompson..................         20,000(4)            3.7            2.375       1/25/04            30,375

Louis R. DeBartelo...................         15,000(4)            2.8            2.375       1/25/04            22,781

Robert J. Aebli......................            N/A               N/A              N/A           N/A               N/A

Salvatore R. Provanzano..............            N/A               N/A              N/A           N/A               N/A

- - ------------------------
(1) Based upon the Black-Scholes option pricing model adopted for use in valuing executive stock options. The actual value, if any, a Named Executive may realize will depend upon the excess of the market price of the Common Stock over the exercise price on the date the option is exercised. There is, therefore, no assurance that the value realized by a Named Executive will be at or near the value estimated by the Black-Scholes model. The estimated values under the model are based upon certain assumptions which the Company believes are reasonable, such as a risk-free rate of return of 7.9%, stock price volatility of .73, future dividend yield of 0% and time to exercise of
    2.65 years. The values do not take into account certain features of the stock plans which may affect such values, such as conditions to exercisability and nontransferability.

(2) Options to purchase 135,000 of such shares of Common Stock are currently exercisable. Options to purchase the remaining 265,000 shares become exercisable in July 2003, except that 135,000 of such options will become immediately exercisable if and when the Fair Market Value (as defined in the Stock Option Agreement between the Company and Mr. O'Donnell, dated June 29,
    1994) of the Common Stock equals or exceeds $5.38 per share, and except that options to purchase the remaining 130,000 shares will become immediately exercisable when the Fair Market Value of the Common Stock equals or exceeds $7.50 per share.

(3) Such options, granted pursuant to the terms of Mr. O'Donnell's employment agreement, were exercisable in full upon the grant thereof. See '--Employment and Termination Arrangements.'

(4) Options to purchase 33-1/3% of such shares became exercisable on January 26, 1995, options to purchase an additional 33-1/3% of such shares become exercisable on January 26, 1996 and options to purchase the remaining shares become exercisable on January 26, 1997. Such options were granted pursuant to the Company's Equity Plan.

OPTIONS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES TABLE

     The following table sets forth information respecting stock options exercised by the Named Executives in fiscal 1994 and information respecting exercisable and non-exercisable stock options held on

December 30, 1994 by the Named Executives. The table also includes the value of 'in-the-money' stock options which represents the spread between the exercise price of the existing stock options and the year-end price of the Common Stock.

                                                              NUMBER OF SHARES                  VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED            IN-THE-MONEY
                                                              OPTIONS HELD AT                   OPTIONS HELD AT
                                   SHARES                     DECEMBER 30, 1994(#)              DECEMBER 30, 1994($)(1)
                                   ACQUIRED ON VALUE          ------------------------------    ------------------------------
NAME                               EXERCISE(#) REALIZED($)    EXERCISABLE    NOT EXERCISABLE    EXERCISABLE    NOT EXERCISABLE
- - -------------------------------    ----------- -----------    -----------    ---------------    -----------    ---------------
Joseph M. O'Donnell............       N/A            N/A         185,000         265,000(2)        108,438         182,188
John N. Lemasters..............       N/A            N/A       1,000,000         500,000         1,186,847         562,500
Richard J. Thompson............       N/A            N/A          35,000         145,000             9,375         149,375
Louis R. DeBartelo.............    15,000         11,250             -0-          75,000               -0-          82,500
Robert J. Aebli................       N/A            N/A           7,500          22,500             7,463          22,388
Salvatore R. Provanzano........       N/A            N/A           7,500          22,500             7,463          22,388

- - ------------------------
(1) Based upon the closing price of the Common Stock on December 30, 1994 ($3.375).

(2) Such options are not exercisable until July 2003, except that 135,000 of such options will become immediately exercisable if and when the Fair Market Value (as defined in the Stock Option Agreement between the Company and Mr. O'Donnell, dated June 29, 1994) of the Common Stock equals or exceeds $5.38 per share, and that options to purchase the remaining 130,000 shares will become immediately exercisable when the Fair Market Value of the Common Stock equals or exceeds $7.50 per share.

EMPLOYMENT AND TERMINATION ARRANGEMENTS

     On June 29, 1994, the Company and Joseph M. O'Donnell, Chief Executive Officer of the Company, entered into an employment agreement which provides that Mr. O'Donnell is to receive a base salary at the rate of $250,000 per year for the first year of his employment and $300,000 per year thereafter. The base salary is to be reviewed by the Board of Directors periodically. In addition, the agreement provides that Mr. O'Donnell is eligible to receive an incentive payment (the 'Incentive Payment') each year in an amount equal to up to 50% of his base salary for such year, payable 50% in cash and 50% in stock, awarded in accordance with the terms of the Incentive Plan. The agreement also provides for the grant to Mr. O'Donnell of stock options to purchase 400,000 shares of Common Stock (see '--Stock Option Grants in Last Fiscal Year') as well as additional options the grant and terms of which are contingent upon Mr. O'Donnell's purchase of certain amounts of Common Stock in the open market. Under the terms of the agreement, Mr. O'Donnell is also entitled to reimbursement of expenses, including reimbursement of relocation expenses up to an estimated $100,000 and a bridge loan for the purchase of a new home pending the sale of his prior home of up to $250,000 (see 'Election of Directors--Loans to Management'), and health, disability and life insurance benefits, and the Company has agreed to cause him to be nominated as a director throughout the term of his employment. The agreement expires on July 26, 1997, but is renewable each year for a one-year term unless either party provides notice of termination.

     Upon any event of earlier termination of the agreement, Mr. O'Donnell is entitled to receive his base salary through the date of termination. In the event of Mr. O'Donnell's death or 'disability' (as defined in the agreement), he is entitled to receive his base salary for an additional year from the date of termination, except that payments for the additional year will be offset by certain Company-sponsored insurance benefits payable during such period, plus any prorated Incentive Payment to which he may be entitled. In the event that Mr. O'Donnell's employment is terminated by the Company without 'cause' (as defined in the agreement), by Mr. O'Donnell due to the Company's 'substantial breach' (as defined in the agreement) or if the Company terminates the agreement for 'cause', Mr. O'Donnell is entitled to receive his base salary for up to 18 months. Mr. O'Donnell is also entitled to receive any prorated Incentive Payment to which he may be entitled and reimbursement of expenses of outplacement-related services up to $45,000. In the event of the Company's termination of the agreement without 'cause', or termination of the agreement by

Mr. O'Donnell due to the Company's 'substantial breach', following a 'change of control' (as defined in the agreement), Mr. O'Donnell is entitled to receive a lump sum payment equal to the lesser of (a) the product of the sum of his base salary and the amount of his last Incentive Payment multiplied by two and (b) the maximum amount that would be permitted without the imposition of certain taxes, or the loss of certain tax deductions, under the Internal Revenue Code of 1986, as amended, within 10 days from the date of termination.

     Effective July 26, 1994, John N. Lemasters retired as the Chairman of the Board and Chief Executive Officer of the Company pursuant to the terms of an agreement between Mr. Lemasters and the Company dated April 5, 1994. Pursuant to the agreement, the Company has retained Mr. Lemasters as a consultant to the Company until August 29, 1995, to perform tasks assigned by the Board of Directors for an average maximum of five days per month. As compensation for such services, the Company has agreed to pay Mr. Lemasters consulting fees of $300,000 per year as well as insurance benefits and reimbursement of travel expenses. The agreement also provides that Mr. Lemasters has the right to demand registration under the Securities Act of 1933, as amended, of the 300,000 shares of Common Stock underlying options granted to him by the Board of Directors in March 1988, and sets the expiration date of all options granted to Mr. Lemasters at August 1, 1996.

     Richard J. Thompson, Vice President of Finance, Secretary, Treasurer and Chief Financial Officer of the Company, entered into a letter agreement with the Company on April 28, 1994, which provides that if Mr. Thompson's employment is terminated without 'cause' (as defined in the agreement), or if he resigns within 30 days after a substantial reduction in his responsibilities, duties or compensation, Mr. Thompson shall be entitled to receive an amount equal to his annual base salary plus any incentive payment he may have earned, as well as insurance and other employee benefits, for a period of 12 months from termination. Such payments are payable to Mr. Thompson as they would have been paid if his employment had continued without termination. The agreement further provides that upon such termination all stock options previously granted to Mr. Thompson shall remain outstanding until the 90th day following the 12-month period during which he is entitled to receive post-termination compensation, except that options granted under the 1981 Stock Option Plan shall be reissued under the Equity Plan at an exercise price equal to the closing price of the Common Stock as of the date of the agreement, and the Company will compensate Mr. Thompson for any loss caused by such repricing. The agreement provides that Mr. Thompson is eligible for the compensation described therein following his execution of a release of the Company from all claims he may have against the Company, its officers and directors.

     Effective January 10, 1994, Ronald J. Ritchie, President, Chief Operating Officer and director, resigned as an officer and director of the Company. The Company and Mr. Ritchie entered into an agreement, dated January 24, 1994, setting forth the terms of Mr. Ritchie's resignation. In addition to other terms, the agreement provided for payment of salary and bonus at the rate of $280,000 per year from January 1995 to January 1996 if Mr. Ritchie is unable to secure comparable employment. Mr. Ritchie is obligated to use reasonable efforts to obtain comparable employment but, as of March 1, 1995, he had not secured such employment. In fiscal 1994, the Company paid an aggregate amount of $289,538 to Mr. Ritchie under the terms of the agreement.

     Certain options granted to the Named Executives become immediately exercisable in the event of a 'change of control' or if the Executives's employment is terminated within six months after a 'change of control' of the Company pursuant to the terms of the option plan under which the options were granted.

                    COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee (the 'Committee') of the Company's Board of Directors is comprised of six individuals, each of whom is a non-employee director. The Committee is responsible for establishing the overall philosophy of the Company's executive compensation program and overseeing the executive compensation plans developed to execute the Company's compensation strategy.

THE COMPANY'S EXECUTIVE COMPENSATION STRATEGY

     The Company's executive compensation program has been designed to promote stockholder interests and to:

     1. Attract, reward and retain key executives who are important to the Company's long-term viability and success.

     2. Provide compensation that is competitive with that of companies of comparable size and stature in the electronics and high technology industries.

     3. Reward management for achieving specific short-term and long-term financial goals and strategies.

     4. Align management's interests with the interests of other Company stockholders with awards that can result in the ownership of Company stock.

     It is the Company's intention to ensure that all compensation paid to its executives is tax deductible under Internal Revenue Code Section 162(m). Although Section 162(m) of the Internal Revenue Code imposes limits on deductibility for compensation to certain executives exceeding $1 million per year, the Company does not currently anticipate that this limitation will affect the deductibility of any compensation paid to any executive.

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

     The Company's executive compensation program includes two principal elements: annual cash compensation and long-term awards. The Company uses competitive survey data of companies in the high-technology industry with comparable revenue levels in assessing base salaries and awards. This evaluation also considers competitive data of the Company's Selected Peer Group included in the Stock Performance Graph.

     Annual cash compensation includes both base salaries and annual incentive awards pursuant to the Incentive Plan. Executives' base salaries are evaluated each year based upon an assessment of competitive market data of comparable companies, as discussed above. Executives are eligible for adjustments in base salary based upon assessments of individual performance and changes in principal job duties and responsibilities.

     Executives are eligible to receive annual incentive awards under the Incentive Plan. Each executive participating in the Incentive Plan has a targeted annual incentive award, based upon competitive practice which represents a stated percentage of the executive's base salary. The performance of executives with corporate-wide responsibilities is evaluated based upon the achievement of corporate financial targets, which in 1994 were measured by the Company's pre-tax net income, percentage of revenue growth and return on equity. The performance of executives with divisional and/or subsidiary responsibility is evaluated based upon the achievement of Company and divisional or subsidiary financial targets, which in 1994 were measured as the Company's net income and division management net income and earnings growth. The financial targets for 1994 were developed from the Company's annual planning process. The Committee reviews and approves the targets each year based upon fairness, degree of difficulty and reasonableness. Further, for 1994, the Company had to achieve a minimum pre-tax net income performance threshold before any executive, whether at the Company, division or subsidiary level, could receive a financial target payout under the Incentive Plan. In addition, annual incentive awards were limited to no more than 10% of the Company's net income, excluding extraordinary items, before the total after-tax cost of the executive annual incentive payout, unless otherwise approved by the Committee and the Board of Directors.

     Long-term incentive compensation is granted pursuant to the Equity Plan. The Equity Plan permits the Company to grant non-qualified stock options to selected executives at a price no less than 100% of the fair market value of the Common Stock on the date of grant.

THE COMMITTEE'S ACTIONS IN 1994

     Each year the Committee reviews and approves annual salaries, annual incentive awards, grants of long-term incentive awards and the performance targets and criteria established for both the annual and long-term incentive plans. In addition, the Committee reviews the performance of the Company and its divisions and subsidiaries and exercises the final authority in approving the payout of executive incentive awards. The Committee has engaged executive compensation consultants and used competitive compensation data.

     In the beginning of 1994, the Committee reviewed and approved the financial targets to be included in the Incentive Plan for Mr. Lemasters, the Chairman and Chief Executive Officer, and the other Named Executives. Based upon the Committee's review of the Company's performance by the Named Executives following the conclusion of the 1994 fiscal year, the Company granted awards to the Named Executives under the Incentive Plan based on the attainment of Company and divisional objectives.

     In order to focus the Named Executives more closely on the Company's goal of creating value for stockholders, the Company made several changes to the Incentive Plan for 1994 in creating the Incentive Plan for 1995. The maximum individual annual incentive award has been increased from one and one-half times to two times the targeted annual incentive award. The performance of executives with corporate-wide responsibilities will be evaluated based upon the achievement of corporate financial targets measured by the Company's net income and percent revenue growth. The performance of executives with divisional and/or subsidiary responsibility will be evaluated based upon the achievement of divisional or subsidiary financial targets measured by management net income, revenue growth and cash flow. The financial targets were developed from the Company's annual planning process and market growth expectations. Further, to encourage increased stock ownership by senior management the Company added a feature to the Incentive Plan which stipulates that incentive compensation earned above the 100% target will be paid 65% - 75% in Common Stock and the remainder in cash. For each share of Common Stock earned by a Named Executive, one option share will be granted with a two-year vesting period. To be eligible to exercise the option after two years, the Named Executive must still own those shares purchased under this provision.

     In connection with the termination of the 1990 Long Term Performance Plan, the Company granted, in 1994, non-qualified stock options to Richard J. Thompson to purchase 20,000 shares, and to Louis R. DeBartelo to purchase 15,000 shares.

     Based upon assessments of individual performance, the Company awarded an increase in base salary in 1994 to Messrs. Thompson and DeBartelo. No other Named Executive received a salary adjustment in 1994.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. O'Donnell was hired as President and Chief Executive Officer effective July 26, 1994 and his base salary was established at $250,000. The base salary of Mr. O'Donnell was based upon an assessment of competitive market data of comparable companies, as described above. The Company also granted to Mr. O'Donnell a ten-year, non-qualified stock option to purchase 400,000 shares of Common Stock at an exercise price of $2.6875, exercisable as follows: (i) 135,000 option shares vested on July 27, 1994, and (ii) the remaining 265,000 option shares vest on the ninth anniversary of the date of grant, but vest earlier if certain performance criteria are achieved. Mr. O'Donnell received an annual incentive award of $65,693 under the Incentive Plan based on attainment of Company's financial results during the 1994 fiscal year period when he was President and Chief Executive Officer.

     Mr. Lemasters' employment as Chairman and Chief Executive Officer was terminated effective July 26, 1994, and he has been retained by the Company as a consultant, pursuant to the terms of a consulting agreement which terminates effective August 29, 1995. Pursuant to such agreement, Mr. Lemasters is entitled to compensation for such consulting services at the rate of $300,000 per year, payable bi-weekly, and to continuation of all health, life and disability insurance benefits received pursuant to the terms of his previous employment agreement. The Company and Mr. Lemasters have agreed that any options held by Mr. Lemasters upon commencement of the consulting period which vest by their terms by August 1, 1996 may be exercised until such date and that all unexercised or unvested options shall expire and become null and void after such date. Mr. Lemasters received an annual incentive award of $110,364 under the Incentive Plan based on attainment of Company's financial results during the 1994 fiscal year period when he was Chairman and Chief Executive Officer.

     MEMBERS OF THE COMPENSATION AND STOCK OPTION COMMITTEE:

     Phillip A. O'Reilly, Chairman
     Edward S. Croft, III
     Stephen A. Ollendorff
     Bert Sager
     J. Earl Templeton
     John N. Lemasters

                            STOCK PERFORMANCE GRAPH

     The line graph below compares the cumulative total stockholder return (assuming reinvestment of dividends) on the Company's Common Stock, over the most recent five-year period, with the cumulative total return of companies on the Russell 2000[REGISTER MARK] Index and an index representing the performance of public companies from different industry groups representing the Company's lines of business (the 'Selected Peer Group').

     The Selected Peer Group consists of the following companies corresponding to the Company's three lines of business: power conversion--ASTEC (BSR) Plc, Vicor Corporation and Unitech Plc; industrial automation--Data Translation, Inc., Fischer & Porter Company and Keithley Instruments, Inc.; and computer systems--Concurrent Computer Corp., SBE Inc. and Ciprico Inc. Within each business line sub-group, each component company was weighted according to its relative market capitalization as of the beginning of each period. Additionally, each line of business sub-group was weighted based upon the Company's quarterly revenues in each line of business. If the number of outstanding shares was not available for each quarter, the number of shares outstanding as of the most recent date available was used to compute market capitalization for companies in the Selected Peer Group. Adjustments were made each quarter to the market capitalization of companies in the power conversion sub-group based on exchange-rate fluctuations as required.

                             CUMULATIVE TOTAL RETURN
             Based on reinvestment of $100 beginning December 31, 1989

                                                                 DEC-89    DEC-90    DEC-91    DEC-92    DEC-93    DEC-94
                                                                 ------    ------    ------    ------    ------    ------
CPRD...........................................................  $ 100     $  62     $  96     $ 102     $  82     $ 120
Russell 2000...................................................  $ 100     $  80     $ 118     $ 139     $ 166     $ 163
Selected Peer Group............................................  $ 100     $  65     $ 118     $  98     $ 137     $ 165

                              INDEPENDENT AUDITORS

     Pursuant to a recommendation of the Audit Committee, the Board of Directors has selected and retained the firm of Arthur Andersen LLP to act as independent public accountants for the Company for the 1995 fiscal year. Representatives of Arthur Andersen LLP are expected to be present at the Meeting, to have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions. Arthur Andersen LLP was retained as the Company's independent public accountants beginning in March 1991.

                                 OTHER MATTERS

     At the date of this proxy statement, the Board has no knowledge of any business which will be presented for consideration at the Meeting, other than as described above. If any other matter or matters are properly brought before the Meeting or any adjournment(s) thereof, it is the intention of the persons named in the accompanying form of proxy to vote proxies on such matters in accordance with their best judgment.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Any proposal which is intended to be presented by any stockholder for action at the 1996 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company at 7900 Glades Road, Suite 500, Boca Raton, Florida 33434, not later than November 15, 1995 in order for such proposal to be considered for inclusion in the Proxy Statement and form of Proxy relating to the 1996 Annual Meeting of Stockholders.

                                          By Order of the Board of Directors

                                          RICHARD J. THOMPSON
                                          SECRETARY

Dated: March 15, 1995